EXHIBIT 99.1

Contacts:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Nick Laudico / Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

Boston Scientific Corporation – Investor Relations Dan Brennan Investor Relations (508) 650-8538	Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Boston Scientific Corporation – Investor Relations Dan Brennan Investor Relations (508) 650-8538

For Immediate Release

Boston Scientific and CryoCor Announce Strategic Collaboration in Atrial Fibrillation

San Diego, CA and Natick, Mass. – June 28, 2007 – CryoCor, Inc. (NASDAQ: CRYO) and Boston Scientific Corporation (NYSE: BSX) today announced a strategic collaboration in the field of cryoablation, or the use of extreme cold, for the treatment of cardiac arrhythmias. The collaboration involves the co-development of therapeutic solutions for atrial fibrillation, or Afib. Afib is the most common cardiac arrhythmia and affects approximately 6 million patients around the globe, and it is estimated that over $9.0 billion is spent annually in the United States on healthcare costs associated with Afib.

The collaboration involves the co-development of a console intended to deliver cryo energy to Boston Scientific’s proprietary cryo balloon catheter for the treatment of Afib. Under the collaboration, CryoCor will be responsible for the development, and possible manufacture, of a cryoablation console for use with Boston Scientific’s internally developed cryo-therapy balloon, which may incorporate some of CryoCor’s catheter technologies. Upon successful achievement of pre-established development milestones, Boston Scientific has agreed to make certain payments to CryoCor. Boston Scientific also has agreed to pay CryoCor royalties on the sale by Boston Scientific of the products developed under the collaboration. In addition to the development program, Boston Scientific purchased shares of CryoCor common stock for an aggregate purchase price of $2.5 million, and agreed to purchase an additional $2.5 million of common stock upon successful achievement of certain development milestones.

Boston Scientific intends to market its cryo-therapy balloon for the treatment of Afib, subject to regulatory approvals. Boston Scientific’s cryo balloon is being developed to attempt to provide a safe, standardized, and broadly applicable method to isolate the electrical activity originating from the pulmonary veins, which are believed to be a source for the initiation and propagation of Afib.

Joe Fitzgerald, President of Boston Scientific’s Electrophysiology Division, stated, “we believe that the proposed combination of CryoCor’s proprietary console design and cryogenics expertise, along with Boston Scientific’s extensive history of balloon catheter leadership, will be a significant strategic and competitive advantage in the Afib market.”

Ed Brennan, Chief Executive Officer of CryoCor, said, “we are pleased that Boston Scientific chose to collaborate with CryoCor for the development of this important product. We view this relationship as further validation of cryoablation, and CryoCor specifically, and we believe that Boston Scientific can provide valuable assistance to us as we prepare for the launch of our cryoablation system in the United States.”

About Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Boston Scientific’s Electrophysiology business is a worldwide leader in cardiac ablation products designed to treat common cardiac arrhythmias. Its line of BlazerTM, Blazer XPTM and Chilli IITM products are used by physicians around the world to treat arrhythmias such as Atrial Flutter and Ventricular Tachycardia. The Electrophysiology business also supplies a complete line of multi – electrode diagnostic catheters, Ultrasound (ICE) catheters, and accessories. The cryo-therapy balloon catheter is currently under development and not approved for sale.

About CryoCor, Inc.

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. CryoCor’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of Afib and Atrial Flutter, the two most common and difficult to treat arrhythmias since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of Afib, and has submitted an application for premarket approval for the treatment of Atrial Flutter. For more information, please visit: http://www.cryocor.com

CryoCor Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the number of patients worldwide affected by Afib, the annual cost in the United States of disease-related healthcare relating to Afib, the objectives of the co-development program and the ability of CryoCor to achieve these objectives, the advantages of the co-development program to CryoCor, the extent to which CryoCor may manufacture consoles and incorporate some of its catheter technologies as part of the co-development program, and CryoCor’s receipt of funds under the co-development agreement based on its achievement of agreed-upon research and development milestones and from royalty payments, each of which is prospective. Such statements are only predictions and reflect expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to perform under the co-development agreement and achieve its objectives and benefit from it, including with respect to successfully developing and commercializing the console and catheter products involved with the co-development program and CryoCor’s receipt of additional funds under the co-development agreement; risks associated with CryoCor’s dependence on patents and proprietary rights; risks associated with CryoCor’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in CryoCor’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Each company expressly disclaims any intent or obligation to update any of these forward-looking statements.

Boston Scientific forward-looking statements

This press release contains forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

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